Press Release	Source: Upstream Biosciences Inc.

Upstream Biosciences Inc. Completes Acquisition of Genetic Diagnostic Marker Company

Friday March 3, 2006

VANCOUVER, March 3 – Upstream Biosciences Inc., formerly Integrated Brand Solutions Inc. (the “Company”) (OTCBB: UPBS) is pleased to announce the completion of the acquisition of all of the common shares of Upstream Biosciences Inc., a private Canadian company (“Upstream Canada”). Upstream Canada researches and develops genetic diagnostic markers for use in determining a patent’s susceptibility to specific diseases and predicting a patient’s response to drugs.

The transaction was completed on March 1, 2006 pursuant to the closing of an Amended and Restated Share Exchange Agreement among the Company, Upstream Canada and the shareholders of Upstream Canada. The Company acquired all of the 6,000,000 issued and outstanding common shares of Upstream Canada in exchange for the issuance by the Company of 24,000,000 shares of the Company’s common stock to the shareholders of Upstream Canada. As a result of the transaction, Upstream Canada is now a wholly-owned subsidiary of the Company.

As of March 1, 2006, the Company had 44,300,000 shares of common stock issued and outstanding. The former shareholders of Upstream Canada hold 24,000,000 shares of the Company’s common stock, representing approximately 54.2% of the Company’s issued and outstanding shares.

As part of the transaction, Joel Bellenson and Dexster Smith were appointed to the Company’s board of directors on March 1, 2006. Additionally, Joel Bellenson was appointed as Chief Executive Officer of the Company and Dexster Smith was appointed as President of the Company. As of March 1, 2006, Steve Bajic resigned as President of the Company but remains as a director and the Secretary and Treasurer of the Company.

The shares issued in this transaction have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended.

For more information, please contact:

Upstream Biosciences Inc.

Investor Relations:

Samantha Haynes

1.800.539.0289

info@upstreambio.com